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                                   EXHIBIT 21

                           Subsidiaries of the Company


                  Bionutrics Health Products, Inc., a Delaware corporation


                  LipoGenics, Inc., a Delaware corporation


                  Nutrition Technology Corporation, a Nevada corporation